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                              DIPLOMAT CORPORATION
                               25 Kay Fries Drive
                           Stony Point, New York 10980

                                          August 7, 1997

Mr. Robert Selame
268 Newbury Street
Boston, Massachusetts 02116

Dear Mr. Selame:

     This will confirm the understanding and agreement (the "Agreement") between Diplomat Corporation ("Diplomat") and Robert Selame ("Selame") as follows:

     1. Diplomat hereby engages Selame (a) to provide consulting services with regard to new product ideas and concepts in the baby and youth products area generally, supported by sketches, plans and the like in a number such that Diplomat might be expected reasonably to select among them so as to be able to implement between 5 and 10 new ideas per year during the term hereof and (b) to provide general marketing consulting services to Diplomat.

     2. Selame agrees to act as a consultant to Diplomat with respect to the matters set forth in paragraph 1.

     3. As compensation for services to be provided by Selame hereunder, Diplomat agrees to pay Selame as follows:

          (a) A 3% royalty on all net sales (defined as gross sales less returns, discounts and the like, whenever occurring) made by Diplomat of any products implemented or improved (as well as product line extensions and variations) as a result of the ideas and concepts presented by Selame pursuant to paragraph 1 ("Products"). For purposes of this royalty calculation, a Product shall be considered "sold" upon the date of payment. If a sale is made otherwise than at arms length, the net sales for such sale shall be based on the gross invoice price for corresponding sales to unaffiliated parties at arm's length. Each royalty payment made pursuant to Section 3(a) shall be made on the last day of each month for products sold


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Robert Selame Associates, Inc.
August 7, 1997
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               during the preceding month. All late payments under this

               agreement shall bear interest at the prime rate. With respect to sales of Products made in foreign currency, the amount of such sales shall be converted to United States Dollars at the buying sight rate for dollars at any internationally recognized bank in the country of sale on the last business day of the period for which the royalty is to be calculated.

          (b) Non-cancellable options to purchase 150,000 shares of Diplomat common stock exercisable at a price of $1 7/8 per share (the public trading price of said shares as of the date this agreement was reached in principle), to be registered pursuant to a Form S-8 presently being prepared by Diplomat . Any options not exercised, shall expire ten years from the date hereof. The Option shall be exercised by the delivery of written notice from Selame to Diplomat stating the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the aggregate exercise price ("Aggregate Exercise Price") of such Option in immediately available funds. Such written notice shall be delivered to Diplomat at its principal office or at such other address as may be established by the Board of Directors (attention: Secretary). Diplomat shall immediately instruct its transfer agent to make delivery of such Shares. In the event that the outstanding Shares are hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of Shares and the like, or dividends payable in Shares, an appropriate adjustment shall be made by the Board of Directors in the number of Shares and price per Share subject to the Option granted hereunder. If Diplomat shall be reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of Diplomat or any subsidiary shall be sold or exchanged, Selame shall at the time of issuance of the stock under such a corporate event, be entitled to receive upon the exercise of his Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the occurrence of any such corporate event as if he had been, immediately prior to such event, the holder of the number of Shares covered by his Option. Any adjustment under this paragraph in the number of Shares subject to the Option shall apply proportionately to only the


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Robert Selame Associates, Inc.
August 7, 1997
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               unexercised portion of any Option granted hereunder. If fractions of a Share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of Shares.


          (c) Options to purchase 100,000 shares shall be exercisable immediately and options to purchase the remaining 50,000 shares shall be exercisable in blocks of 10,000 shares, one such block for each $1,000,000 by which the net sales of Products exceed $2,000,000.

          (d) Diplomat shall also reimburse Selame for all reasonable out-of-pocket expenses incurred by Selame at the request of, or with the permission of, Diplomat in connection with the services provided hereunder.

     4. The term of Agreement shall commence as of the date hereof and shall expire on July 31, 1998 and royalties payable pursuant to Section 3(a) hereof shall survive termination of the Agreement.

     5. Selame hereby agrees, for himself and on behalf of his employees and agents not to disclose any information or materials provided hereunder to Diplomat by Selame or by Diplomat to Selame, without the express written consent of Diplomat unless such information is in the public domain or otherwise becomes public through no fault of Selame.

     6. Diplomat and Selame are not, and shall not be deemed to be, partners, joint venturers withe each other or agents of each other.

     7. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, heirs and permitted assigns. This Agreement is personal in nature and the rights hereunder cannot be assigned, nor can the duties hereunder be delegated, without the prior written consent of the parties hereto. This Agreement shall not be amended or modified except by a written agreement executed by the parties hereto.

     8. This Agreement supersedes any other oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof.

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Robert Selame Associates, Inc.
August 7, 1997
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     9.   Diplomat and Selame hereby warrant to each other that they have full authority to enter into this Agreement and that they are not subject to any restrictions which would prevent them from performing this Agreement.

     10. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. The parties agree that any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in the state or federal court in the State of New York.


     11. Diplomat represents and warrants to, and agrees with, Selame that the manufacture, assembly, labeling, marketing, sale and delivery of Licensed Products and all material and documentation relating thereto shall (i) comply with the highest specifications and quality requirements, (ii) be free from defects in material and workmanship,
          (iii) be fit for their intended use, (iv) be of good merchantable quality, and (v) comply with all applicable federal, state and local laws, rules, regulations and executive orders. Diplomat shall maintain at all times product liability insurance covering its operations relating to Licensed Products in an amount of coverage at least equal to the total amount of product liability coverage generally maintained by Diplomat from time to time, but in no event less than $1 million per occurrence and $2 million in the aggregate.

     12. Diplomat, and its successors and assigns (each, an "Indemnifying Party"), each hereby indemnify and agree to hold harmless the Selame and its representatives, shareholders, officers, directors, agents and employees and their affiliates (each, an "Indemnified Party"), against any liability, damage, loss, fine, penalty, claim, cost or expense (including reasonable costs of investigation and settlement and attorneys', accountants' and other experts' fees and expenses) arising out of any action or inaction in connection with the sale or marketing of Products, an Indemnifying Party's sale or marketing of Products and related materials, or the incorrectness or breach of any representation, warranty or covenant made by any Indemnifying Party to any Indemnified Party. An Indemnified Party shall give an Indemnifying Party prompt notice of its receipt of any claim which is subject to indemnification hereunder, provided, however, that the failure to give such notice shall not affect any Indemnifying Party's obligation hereunder except to the extent that the Indemnifying Party was materially prejudiced by an Indemnified Party's failure to give such notice.

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Robert Selame Associates, Inc.
August 7, 1997
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     13.  Diplomat shall keep full and complete records with respect to its design, manufacture, inspection, testing, marketing and sale of Products. Diplomat shall provide Selame with monthly reports along with each royalty payment of the number of Products manufactured each month and the amount of Products sold each month. At Selame's request, Diplomat shall allow Selame and/or his representatives to inspect such records, or to inspect any manufacturing facility, at all reasonable times and otherwise make available to Selame all information as Selame may reasonably request relating to Diplomat's design, manufacture and marketing of Products and the performance of its obligations hereunder. Diplomat shall keep Selame reasonably informed of, and shall coordinate with Selame, its distribution and marketing plans for Products. Selame's rights to receive information and inspect the design, manufacturing and marketing of the Products, and any active review, or inspection, shall in no way impose any liability on Selame or reduce the responsibilities of Diplomat for the quality and appearance of Products or relieve Diplomat from any of its obligations hereunder or otherwise.

     14. Any disputes arising between the Parties hereunder shall be submitted to arbitration before the American Arbitration Association in New York, New York, by one arbitrator pursuant to the American Arbitration Association's rules for expedited proceedings.

     If the foregoing correctly sets forth our understanding and agreement, please so indicate in the space provided below. We very much look forward to working with you.

                                            DIPLOMAT CORPORATION

                                            By:________________________________
                                               Jonathan Rosenberg
                                               President

By:______________________________
         Robert Selame


Date: August ____, 1997